Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Inducement Stock Option Award, Inducement Restricted Stock Unit Award, and Inducement Performance-based Restricted Stock Unit Award plans of Green Dot Corporation of our reports dated February 28, 2020, with respect to the consolidated financial statements of Green Dot Corporation and the effectiveness of internal control over financial reporting of Green Dot Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
Los Angeles, California
April 2, 2020